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                                                                   EXHIBIT 10.15

June 3, 1996


Larry Hootnick
4249 Manuela Court
Palo Alto, CA 94306

Re:  Employment Agreement

Dear Larry:

Pursuant to our recent discussion May 31, 1996, this letter will supersede the Employment Agreement dated May 30, 1996. We are pleased to offer you the position of President and Chief Executive Officer of Consilium, Inc. (the "Company"). This position reports directly to the Company's Board of Directors effective on June 14, 1996 (hereinafter known as the "Effective Date"), contingent upon our standard background investigation. This letter sets forth the terms of your employment with the Company as well as our understanding with respect to any termination of that employment relationship. You agree to accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skills to your duties at the Company with the exception of participation on outside Boards. These duties shall include, but not be limited to, any duties consistent with your position, as well as any other duties which may be assigned to you from time to time by the Board.

The compensation and benefits you will receive upon your employment include the following:

1. $20,000 per month base salary ($240,000 on an annualized basis) paid semi-monthly in accordance with the Company's payroll procedures, less applicable withholdings.

2. Eligible for $120,000 Executive bonus (pro-rated on an annual fiscal year basis) i.e. July 1, 1996 start date, eligibility is 4/12 of bonus. This bonus will be paid if the company meets certain financial goals. (See attached FY96 corporate revenue matrix).

3.  Stock Options  Upon approval by the Compensation Committee of the Board of
    -------------
Directors (the "Committee") as soon as practicable after the Effective Date, you will be granted a nonqualified stock option pursuant to the Company's 1983 Stock Option Plan (the "Option Plan") to purchase 300,000 shares of the Company's Common Stock ("Stock") at an exercise price per share equal to the fair market value of a share of Stock determined on the date of grant, which will be the same as the Effective Date, in accordance with the Option Plan (the "First Option"). Subject to your continued employment with the Company, the First Option will vest in 48 approximately equal monthly installments commencing as of the Effective Date; provided, however, that you shall be credited with certain additional months of vesting (the "Accelerated Vesting") in the event of any "Transfer of Control" of the Company, as defined in the standard form of nonqualified stock option agreement incorporated by reference into the Option Plan (a "Transfer of Control") as follows:

(A) an additional 24 months of vesting if the consideration per share of Stock received by the stockholders of the Company has a fair market value of less than $15 per share of Stock; or,

(B) an additional 30 months of vesting if the consideration per share of Stock received by the stockholders of the Company has a fair market value of at least $15 but less than $18 per share of Stock; or,
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(C) an additional 36 months of vesting if the consideration per share of Stock received by the stockholders of the Company has a fair market value of at least $18 per share of Stock.

Notwithstanding the foregoing, you shall not be credited with Accelerated Vesting in connection with a transaction constituting a Transfer of Control that could otherwise be accounted for as a "pooling of interests" if any governmental body determines that such Accelerated Vesting would constitute a change in equity interests precluding "pooling of interests" accounting. In all other respects the First Option shall be governed by the terms and conditions of the standard form of nonqualified stock option agreement approved by the Board of Directors for use under the Option Plan.

4.  Stock Options  Upon approval by the Committee as soon as practicable on or
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after November 1, 1996, you will be granted an additional nonqualified stock option pursuant to the Option Plan to purchase 78,000 shares of Stock at an exercise price per share equal to the fair market value of a share of Stock determined on the date of grant in accordance with the Option Plan (the "Second Option"). The Second Option shall be subject to the same terms and conditions as the First Option, including that vesting shall commence as of the Effective Date. You will keep the option for 15,000 shares already granted to you as a Director.

5.  Stock Options  Subject to approval by the stockholders of the Company at the
    -------------
Company's 1997 Annual Meeting of the Stockholders of a sufficient increase in the number of shares of Stock available for the grant of options under the Option Plan, and upon approval by the Committee as soon as practicable thereafter, you will be granted an additional nonqualified stock option pursuant to the Option Plan to purchase 20,000 shares of Stock at an exercise price per share equal to the fair market value of a share of Stock determined on the date of grant in accordance with the Option Plan (the "Third Option"). The Third Option shall be subject to the same terms and conditions as the First Option, including that vesting shall commence as of the Effective Date.

6. In the event that the Company terminates your employment for reasons other than gross misconduct (as defined below), neither you nor the Company shall have any further obligation under this agreement nor shall you be entitled to any further compensation for any damage or injury arising out of the termination of your employment, except as follows: a) You shall receive a severance package consisting of six months base salary at your then current salary paid in accordance with the Company's payroll procedures, less applicable withholding.
b) You shall receive continued medical, dental, and vision insurance coverage for that same six month period.

If your employment is terminated by the Company for gross misconduct defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 1 through the date of your termination. For purposes of this Agreement, a termination due to "gross misconduct" occurs if you are terminated for any of the following reasons:

a)  theft, dishonesty, or falsification of any employment or Company records;
b) improper disclosure of the Company's confidential or proprietary information; or
c) any intentional act by you which has a material detrimental effect on the Company's reputation or business.

7. Medical, dental, vision, life and disability insurance as described in the enclosed Benefits Summary once you meet the requirements for qualification.

8. Ability to participate in Consilium's Employee Stock Purchase Plan (ESPP) in accordance with the terms of the Plan.

9.  Ability to establish and contribute to your own savings and retirement
(401K) account in accordance with the terms of Consilium's 401(k) Plan.

Your employment with Consilium is voluntarily entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Consilium is free to conclude its at-will employment relationship with you at any time, with or without cause. Thirty days notice of termination shall be provided by you or the Company in the event that either elects to terminate the
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employment relationship. During such thirty day period you shall continue to provide full and proper service to the Company in your then current employment capacity unless the Company waives such notice period which it reserves the right to do.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement or the termination of our employment relationship, including but not limited to any claims of wrongful termination or age or other discrimination, you and Consilium agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California and we waive our rights to have such tried by a court or jury. However, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of Consilium's trade secrets or proprietary or confidential information.

This letter, and any additional written proprietary rights agreement between Consilium and you, which you agree to sign as a condition of your employment, define the terms of your employment and supersedes all prior agreements, both written and verbal. This letter can not be modified or amended unless done so in writing and signed by an authorized Consilium representative and you.

We are very happy to confirm your employment offer with this letter, and we look forward to you joining Consilium. Please indicate your acceptance of this offer by signing one copy of this letter and returning it me.

Sincerely,


Jonathan J. Golovin
Chairman of the Board


I agree to and accept employment with Consilium on the terms set out above, and I certify that I have responded fully and accurately to all inquiries made of me by Consilium during the pre-employment process with regard to employment history and salary, education and criminal or civil lawsuits.


________________________________________________
Signature & Date

enc.:  Benefits Summary
       Company Confidential Performance Matrix